UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GIGOPTIX INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2439072
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

130 Baytech Drive, San Jose, CA 95134

(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

ITEM 1.	DESCRIPTION OF SECURITIES TO BE REGISTERED.

Reference is hereby made to the Registration Statement on Form 8-A filed by GigOptix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 22, 2011 (the “Original Registration Statement”), relating to the Rights Agreement, dated as of December 16, 2011 (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). Such Original Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Original Registration Statement is amended and supplemented to replace the final paragraph of Item 1 of the Original Registration Statement and add the following additional paragraphs as the last two paragraphs of Item 1:

The Certificate of Designation of Series A Junior Preferred Stock, filed with the Secretary of State of the State of Delaware on December 19, 2011 (the “Original Certificate of Designation”), set forth the rights, preferences and privileges of the Series A Junior Preferred Stock. Three hundred thousand shares of Series A Junior Preferred Stock were authorized for issuance. Each share of Series A Junior Preferred Stock was also:

•	not redeemable;

•	in the event of a declaration of a dividend on the Common Stock, entitled the holder to receive a preferential quarterly dividend equal to the greater of $1.00 or an amount equal to 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends and other distributions (other than in shares of Common Stock), declared on the Common Stock;

•	entitled the holder to 1,000 votes on all matters submitted to the vote of the holders of the Common Stock; and

•	entitled the holder to receive upon liquidation of the Company, a preferential liquidation payment of the greater of $1,000, plus accrued and unpaid dividends, or the amount to be received by a holder of 1,000 shares of Common Stock.

On December 15, 2014, the Board of Directors of the Company approved, and the Company on December 16, 2014 entered into, an Amended and Restated Rights Agreement with American Stock Transfer & Trust Company, LLC, as rights agent (the “Amendment”). The Amendment modifies the existing terms of the Rights Agreement in the following ways: (i) the expiration date of rights issued pursuant to the Rights Agreement is extended to December 16, 2017, (ii) the exercise price per right issued pursuant to the Rights Agreement is decreased from $8.50 to $5.25, and (iii) technical and conforming changes were made that the Company determined were necessary or desirable.

In addition, on December 15, 2014, the Board of Directors of the Company adopted an Amended and Restated Certificate of Designation of Series A Junior Preferred Stock. The Amended and Restated Certificate of Designation of Series A Junior Preferred Stock, filed with the Secretary of State of the State of Delaware on December 15, 2014, increased the number of authorized shares of Series A Junior Preferred Stock from 300,000 shares to 750,000 shares, and sets forth the rights, preferences and privileges of the Series A Junior Preferred Stock. Each share of Series A Junior Preferred stock retains the rights, preferences and privileges set forth above from the Original Certificate of Designation regarding redemption, dividends, voting rights, and liquidation preference.

The foregoing summary of the revisions reflected in the Amendment and the Amended and Restated Certificate of Designation of Series A Junior Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Certificate of Designation and the Amendment, which are filed as Exhibit 3.1 and Exhibit 4.1, respectively, to this Registration Statement on Form 8-A/A Amendment No.1, and which are incorporated herein by reference. A copy of the Rights Agreement and a summary of its material terms were filed by the Company in its Current Report on Form 8-K as filed with the SEC on December 22, 2011, which incorporated the Rights Agreement by reference to Exhibit 4.1 of the Original Registration Statement.

ITEM 2.	EXHIBITS.

3.1	Amended and Restated Certificate of Designation of the Series A Junior Preferred Stock, filed December 15, 2014.

4.1	Amended and Restated Rights Agreement, dated as of December 16, 2014, by and between GigOptix, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

4.2	Rights Agreement, dated as of December 16, 2011, between GigOptix, Inc., and American Stock Transfer & Trust Company, LLC, which includes the Summary of Rights as Exhibit A, the Form of Rights Certificate as Exhibit B and the Certificate of Designation of Series A Junior Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the SEC on December 22, 2011).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By:	/S/ DR. AVI KATZ
Dr. Avi Katz
Chief Executive Officer

Date: December 19, 2014

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Designation of the Series A Junior Preferred Stock, filed December 15, 2014.

4.1	Amended and Restated Rights Agreement, dated as of December 16, 2014, by and between GigOptix, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

4.2	Rights Agreement, dated as of December 16, 2011, between GigOptix, Inc., and American Stock Transfer & Trust Company, LLC, which includes the Summary of Rights as Exhibit A, the Form of Rights Certificate as Exhibit B and the Certificate of Designation of Series A Junior Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the SEC on December 22, 2011).